Filed pursuant to Rule 433
                                                         File No.: 333-143757-02


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-143751. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

                                     THE SERIES 2007-PA6 CERTIFICATES


                        Initial          Pass-
                       Principal        Through
  Class               Balance(1)         Rate            Principal Types       Interest Types         CUSIP
-----------------------------------------------------------------------------------------------------------------
     Offered Certificates
Class A-1            $515,314,000         (2)     Super Senior, Pass-Through   Variable Rate       94985K AA5
Class A-2             $53,609,000         (2)     Super Senior/Super Senior    Variable Rate       94985K AB3
                                                  Support(3), Pass-Through
Class A-3             $46,129,000         (2)     Super Senior Support,        Variable Rate       94985K AC1
                                                  Pass-Through
Class A-R                    $100         (2)     Senior, Sequential Pay       Variable Rate       94985K AD9
Class B-1             $21,610,000         (2)     Subordinated                 Variable Rate       94985K AE7
Class B-2              $9,974,000         (2)     Subordinated                 Variable Rate       94985K AF4
Class B-3              $3,990,000         (2)     Subordinated                 Variable Rate       94985K AG2

     Non-Offered Certificates
Class B-4             $6,981,000          (2)     Subordinated                 Variable Rate       94985K AH0
Class B-5             $2,660,000          (2)     Subordinated                 Variable Rate       94985K AJ6
Class B-6             $4,655,360          (2)     Subordinated                 Variable Rate       94985K AK3

-----------------------------------------------

(1)   Approximate. The initial principal balances are subject to adjustment.

(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in December 2007, this rate is expected to be approximately 6.60651% per annum.

(3) While the Class A-3 Certificates are outstanding, the Class A-2 Certificates will have the characteristics of super senior certificates. After the principal balance of the Class A-3 Certificates has been reduced to zero, the Class A-2 Certificates will have the characteristics of super senior support certificates.

Allocation of Amount to be Distributed on the Class A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

      first, to the Class A-R Certificates; and

      second, concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata.












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